Illumina Names Caroline Dorsa to Its Board of Directors, Adding Over 30 Years of Leadership Experience in the Healthcare, Telecommunications and Energy Industries

SAN DIEGO – (BUSINESS WIRE) – January 27, 2017 – Illumina, Inc. (NASDAQ: ILMN) announced today that Caroline Dorsa has joined the company’s Board of Directors. Given her financial expertise, Ms. Dorsa will also participate on the Audit Committee of the Board.

Ms. Dorsa has held a number of senior management positions at Merck & Co., Inc., including Senior Vice President of Marketing Strategy and Integration, and Vice President and Treasurer, where she also oversaw investor relations, financial planning for manufacturing and tax. Most recently, as Executive Vice President and CFO at Public Service Enterprise Group, Ms. Dorsa led the finance, business development, and investor relations teams. She is a Director of Biogen Inc. and Intellia Therapeutics, Inc., and a trustee of the Goldman Sachs MLP Income Opportunities Fund and the Goldman Sachs MLP and Energy Renaissance Fund.
“Caroline brings a great breadth of knowledge and experience as a director on major boards and a senior executive at large companies,” said Francis deSouza, Illumina President and Chief Executive Officer. “Her deep understanding of the clinical space will enable Caroline to make a significant contribution to Illumina as we continue to pursue growth in our clinical markets.”
In addition to her service at Merck & Co., Inc. and at Public Service Enterprise Group, Ms. Dorsa served as Senior Vice President and CFO of Avaya, Inc. She received her B.A. from Colgate University and her M.B.A. from Columbia University.
About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

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